Exhibit 99.1
Contact:
McDavid Stilwell
GTx, Inc.
Director, Corporate Communications & Financial Analysis
901-523-9700
GTX, INC. REPORTS THIRD QUARTER 2010 CORPORATE RESULTS
MEMPHIS, TENN. — November 9, 2010 — GTx, Inc. (Nasdaq: GTXI) today reported financial results for the third quarter of 2010. The net loss for the quarter ended September 30, 2010 was $8.6 million compared with a net loss of $12.8 million for the quarter ended September 30, 2009. For the nine months ended September 30, 2010, GTx reported net income of $22.8 million compared with a net loss of $35.4 million for the same period in 2009.
“In 2011, we plan to initiate a Phase II clinical trial to evaluate two doses of GTx-758 compared to Lupron® for first line treatment in men with advanced prostate cancer,” said Dr. Mitchell S. Steiner, CEO of GTx. “GTx-758 has the potential to achieve medical castration without causing certain estrogen deficiency side effects such as hot flashes, bone loss and increased risk of fractures, and increased body fat composition changes.”
Dr. Steiner continued: “As for Ostarine, we will have an end of Phase II meeting with FDA in December. Once we have received input from FDA, we plan to initiate a pivotal clinical trial for prevention and treatment of muscle wasting in patients with non-small cell lung cancer.”
“We also are pleased to have completed a public offering of common stock raising net proceeds of $37.6 million to support clinical development activities at GTx,” Dr. Steiner said.
Clinical Pipeline Updates
•	GTx-758, a selective estrogen receptor alpha agonist, for first line treatment of advanced prostate cancer: In September 2010, GTx announced results of a Phase II open label pharmacokinetic/pharmacodynamic (PK/PD) clinical trial in 60 healthy young male volunteers in which treatment with 1000 mg and 1500 mg doses of GTx-758 demonstrated the ability to achieve medical castration (serum total testosterone < 50 ng/dL). Preclinical data regarding the effects of GTx-758 on human prostate cancer cells and on prostate size, bone markers and blood platelet aggregation in monkeys will be presented November 11, 2010 at the annual meeting of the Society of Basic Urologic Research being held in Atlanta, GA. Results of the GTx-758 Phase II PK/PD clinical trial will be presented December 9, 2010 at the annual meeting of the Society of Urologic Oncology being held in Bethesda, MD. In the first half of 2011, GTx is planning to initiate a Phase II clinical trial evaluating GTx-758 compared to Lupron® for first line treatment of advanced prostate cancer.
•	Ostarine™, a selective androgen receptor modulator, for the treatment of cancer cachexia: GTx is preparing for an End of Phase II meeting with the FDA in December to gain concurrence from the agency on the proposed late stage clinical development of Ostarine TM for the treatment of cancer cachexia in non-small cell lung cancer patients. Following the FDA’s input, GTx plans to initiate a pivotal clinical trial in 2011.

•	Toremifene 80 mg for the reduction of fractures and treatment of other estrogen deficiency side effects in men with prostate cancer on androgen deprivation therapy: Projected third-party costs of the planned TREAT 2 Phase III clinical trial exceed the threshold established by GTx and Ipsen under the March 2010 amended collaboration and license agreement. GTx and Ipsen are in discussions with respect to the renegotiation of the terms of the collaboration, including the level of each company’s funding commitments for the planned TREAT 2 clinical trial or whether to initiate the study.
Third quarter 2010 financial highlights
The net loss for the quarter ended September 30, 2010 was $8.6 million compared with a net loss of $12.8 million for the same period in 2009. For the nine months ended September 30, 2010, GTx reported net income of $22.8 million compared with a net loss of $35.4 million for the same period in 2009, due to the recognition of the remaining $49.9 million of unamortized revenue from GTx’s collaboration with Merck & Co., Inc. and Merck’s final payment of $5.0 million of cost reimbursement for research and development activities that will be received in December 2010.

Revenue for the third quarter of 2010 was $1.3 million compared to $3.6 million for the same period in 2009. Revenue for both periods included net sales of FARESTON® 60 mg (toremifene citrate) tablets, marketed for the treatment of advanced metastatic breast cancer in postmenopausal women, and collaboration revenue from Ipsen Biopharm Limited. Net sales of FARESTON® were $960,000 and $719,000 for the three months ended September 30, 2010 and 2009, respectively. Collaboration revenue was $336,000 and $2.9 million for the third quarter of 2010 and 2009, respectively. Revenue for the third quarter of 2009 also included collaboration revenue from Merck.
For the three months ended September 30, 2010 and 2009, research and development expenses were $5.6 million and $8.1 million, respectively. General and administrative expenses decreased during the three months ended September 30, 2010 to $4.1 million from $8.0 million for the three months ended September 30, 2009.
At September 30, 2010, GTx had cash, cash equivalents and short-term investments of $19.7 million. On November 1, 2010, GTx completed an underwritten public offering of common stock raising approximately $37.6 million, net of underwriting discounts and commissions and other estimated offering expenses. In early November, GTx was awarded a cash grant of approximately $1.2 million by the United States Government under the Qualifying Therapeutic Discovery Project. In addition GTx will receive a final $5.0 million cash payment from Merck in December 2010 for cost reimbursement for research and development activities.
Conference Call
There will be a conference call today at 9 a.m. Eastern Time to discuss GTx’s third quarter financial results and to provide a company update. To listen to the conference call, please dial:
•	800-299-8538 from the United States and Canada or

•	617-786-2902 (International)

The access code for the call is 63705107.

A playback of the call will be available beginning today at 12:00 p.m. Eastern Time through November 23, and may be accessed by dialing:
•	888-286-2010 from the United States and Canada or

•	617-801-6888 (International)

The reservation number for the replay is 10518134.
Additionally, you may access the live and subsequently archived webcast of the conference call from the Investor Relations section of the company’s website at http://www.gtxinc.com.
About GTx
GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development, and commercialization of small molecules that selectively target hormone pathways for the treatment and prevention of cancer, the treatment of side effects of anticancer therapy, cancer supportive care, and other serious medical conditions.
Forward-Looking Information is Subject to Risk and Uncertainty
This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements include, but are not limited to, statements relating to GTx’s plans to initiate clinical trials for GTx-758 and Ostarine™ and to continue to pursue partnering or collaboration discussions with respect to the development and commercialization of SARMs, statements related to GTx’s collaborative arrangement with Ipsen, statements related to the therapeutic potential of GTx’s product candidates, and statements related to the continued development and the potential commercialization of toremifene 80 mg and GTx’s other product candidates. Forward-looking statements involve risks and uncertainties. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks (i) that GTx will not be able to commercialize its product candidates if clinical trials do not demonstrate safety and efficacy in humans; (ii) that GTx may not be able to obtain required regulatory approvals to commercialize its product candidates in a timely manner or at all; (iii) that clinical trials planned to be conducted by GTx, Ipsen, or any potential future collaborators may not be initiated or completed on schedule, or at all, or may otherwise be suspended or terminated; (iv) related to GTx’s dependence on collaborative arrangements for product candidate development and commercialization efforts, including the risk that GTx may not be successful in entering into additional collaborative arrangements with other third parties; (v) related to GTx’s reliance on third parties to manufacture its product candidates and to conduct its clinical trials; (vii) related to GTx’s ability to operate its business without infringing upon the intellectual property rights of others; and (vi) that GTx could utilize its available cash resources sooner than it currently expects and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product candidate development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 26, 2010, contains under the heading, “Risk Factors” in exhibit 99.2 thereto, a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

GTx, Inc.
CONDENSED BALANCE SHEETS
(in thousands, except share data)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,550	$40,219
Short-term investments	2,165	8,825
Accounts receivable, net	509	406
Inventory	219	116
Prepaid expenses and other current assets	6,410	1,109

Total current assets	26,853	50,675
Property and equipment, net	2,347	3,291
Intangible assets, net	1,878	3,755

Total assets	$31,078	$57,721

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,153	$1,268
Accrued expenses	2,996	4,730
Deferred revenue — current portion	1,344	9,954

Total current liabilities	5,493	15,952
Deferred revenue, less current portion	7,058	49,898
Other long term liabilities	542	621
Commitments and contingencies
Stockholders’ equity (deficit):
Common stock, $0.001 par value: 60,000,000 shares authorized; 36,429,222 shares issued and outstanding at September 30, 2010 and 36,420,901 shares issued and outstanding at December 31, 2009	37	36
Additional paid-in capital	363,299	359,388
Accumulated deficit	(345,351)	(368,174)

Total stockholders’ equity (deficit)	17,985	(8,750)

Total liabilities and stockholders’ equity (deficit)	$31,078	$57,721

GTx, Inc.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues:
Product sales, net	$960	$719	$2,358	$2,427
Collaboration revenue	336	2,881	56,450	8,626

Total revenue	1,296	3,600	58,808	11,053
Costs and expenses:
Cost of product sales	216	344	501	1,123
Research and development expenses	5,593	8,123	22,720	24,181
General and administrative expenses	4,066	8,002	12,900	21,494

Total costs and expenses	9,875	16,469	36,121	46,798

Income (loss) from operations	(8,579)	(12,869)	22,687	(35,745)
Other income, net	4	49	136	170

Income (loss) before income taxes	(8,575)	(12,820)	22,823	(35,575)
Income tax benefit	—	—	—	194

Net income (loss)	$(8,575)	$(12,820)	$22,823	$(35,381)

Net income (loss) per share:
Basic and diluted	$(0.24)	$(0.35)	$0.63	$(0.97)

Weighted average shares used in computing net income (loss) per share:
Basic and diluted	36,424,971	36,418,745	36,422,273	36,413,521